EXHIBIT 4.6

AGREEMENT AND AMENDMENT OF CERTAIN OF THE 15% SECURED
CONVERTIBLE PROMISSORY NOTES DATED JANUARY 13, 2006 AND DATED
 JANUARY 22, 2007

This Agreement and Amendment is executed and delivered on this 31st day of August 2007 by and among Matritech, Inc. (the “Borrower”) and the undersigned holders of (i) certain 15% Secured Convertible Promissory Notes issued by the Borrower on January 13, 2006 (the “Series A Notes”) pursuant to the Securities Purchase Agreement, dated as of January 13, 2006, by and among the Borrower and the purchasers party thereto and previously amended on January 22, 2007, July 27, 2007 and August 30, 2007 (the “Series A Purchase Agreement”); and (ii) certain 15% Secured Convertible Promissory Notes issued by the Borrower on January 22, 2007 (the “Series B Notes”) pursuant to the Securities Purchase Agreement, dated as of January 22, 2007, by and among the Borrower and the purchasers party thereto and previously amended on July 27, 2007 and August 30, 2007 (the “Series B Purchase Agreement”).  The undersigned holders of the Series A Notes shall be referred to as the “Series A Holders.”  The undersigned holders of the Series B Notes shall be referred to as the “Series B Holders.”  All capitalized terms used in this Agreement and Amendment but not otherwise defined herein shall have the meanings ascribed to such terms in the Series A Purchase Agreement and the Series B Purchase Agreement, respectively.

WHEREAS, the Borrower will enter into an Asset Purchase Agreement (the “Asset Purchase Agreement”), by and among Inverness Medical Innovations, Inc. (“Inverness”), Milano Acquisition Corp., and the Borrower, dated on or around the date hereof, under which the Borrower will agree to sell substantially all of its assets to Milano Acquisition Corp., in exchange for an initial payment of shares of Inverness common stock valued at approximately $36 million (the “Inverness Shares”); and

WHEREAS, after the closing under the Asset Purchase Agreement (the “Asset Purchase Closing”), the Borrower intends to resell the Inverness Shares under a Form S-3 registration statement as soon as reasonably practicable in order to repay the amounts owed under the Series A Notes and the Series B Notes and to satisfy the Borrower’s other obligations.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           This Agreement and Amendment shall amend only the outstanding Series A Notes held by the undersigned Series A Holders and shall amend only the outstanding Series B Notes held by the undersigned Series B Holders.  No holder of a Series A Note or a Series B Note who is not a signatory to this Agreement and Amendment shall be bound by, or receive the benefits of, this Agreement and Amendment.  No holder of both Series A Notes and Series B Notes may be a signatory to this Agreement and Amendment except to the extent the Agreement and Amendment is signed by such holder in its capacity as a holder of both the Series A Notes and the Series B Notes.

2.           Each of the undersigned holders of Series A Notes and Series B Notes hereby agrees to not issue a Default Notice (as defined in the Series A Notes and the Series B Notes) for (a) any Event of Default occurring under Article VI.A(viii)(a) with respect to the consummation of the Asset Purchase Closing, (b) any Event of Default occurring under Article VI.A(i) with respect to non-payment of any Principal, Interest or other payment due or (c) any Event of Default occurring under Article VI.A(viii)(c) with respect to any failure to pay the holders of, or allowing an Event of Default to exist under, the Series A or Series B Notes or the Borrower’s Series A Convertible Preferred Stock until ten (10) business days after the later of (x) a Registration Statement on Form S-3 which registers the Inverness Shares for resale by the Borrower is declared effective by the Securities and Exchange Commission or (y) the date of the Asset Purchase Closing (collectively the “Payment Trigger Events”); provided, however, that the Holder need not forbear on issuance of a Default Notice for more than ninety (90) days after the date of the Asset Purchase Closing.  If any of the undersigned holders of the Series A Notes or the Series B Notes delivers a Default Notice to the Borrower before the later of the Payment Trigger Events, the Default Notice shall not be considered received by the Borrower until the later of such Payment Trigger Events.

3.           In consideration for the agreement of the undersigned Series A Holders to forbear an issuance of a Default Notice and triggering a payment of the Default Amount (as defined in the Series A Notes), the Borrower agrees that, notwithstanding the date of payment in full to the undersigned Series A Holders of amounts due to them under the Series A Notes, the Borrower shall be obligated to pay the prepayment premium set forth in Article I.C of the Series A Notes as part of the payment in full due to the undersigned Series A Holders on the Series A Notes; provided, however, that the undersigned Series A Holders shall not under any circumstances become entitled to receive both the Default Amount and the prepayment premium.

4.           In consideration for the agreement of the undersigned Series B Holders to forbear on issuance of a Default Notice and triggering a payment of the Default Amount (as defined in the Series B Notes), the Borrower agrees that, notwithstanding the date of payment in full to the undersigned Series B Holders of amounts due to them under the Series B Notes, the Borrower shall be obligated to pay the prepayment premium set forth in Article I.C of the Series B Notes as part of the payment in full due to the undersigned Series B Holders on the Series B Notes; provided, however, that the undersigned Series B Holders shall not under any circumstances become entitled to receive both the Default Amount and the prepayment premium.

5.   In further consideration for the agreement of the undersigned Series B Holders to forbear on issuance of a Default Notice and triggering a payment of the Default Amount (as defined in the Series B Notes), the Borrower and the undersigned Series B Holders agree that:

(a)           the last clause of Article VI.B of the Series B Notes held by the undersigned Series B Holders is hereby deleted in its entirety and replaced with the following:

“ ‘R’ means one hundred and twenty-five percent (125%)”.

(b)            a new Article VI.D. is added to the Series B Notes held by the undersigned Series B Holders as follows:

“D. Accord with Prepayment Premium Provisions.  For the avoidance of doubt, if an Event of Default (as defined herein) were to occur and the Borrower were then to be required to pay the Holder the Default Amount, then the Borrower shall be relieved of any obligation to pay the Holder the Prepayment Premium described in Article I.C of this Note.”

6.           Except as expressly set forth herein, (a) the original terms and conditions of the Series A Notes, as previously amended on January 22, 2007 and July 27, 2007, shall remain in full force and effect; (b) this Agreement and Amendment shall not be deemed to be a waiver, amendment or modification of, or consent to or departure from, any provision of the Series A Notes or to be a waiver of any Event of Default whether arising before or after the date hereof as a result of the transactions contemplated hereby; and (c) this Agreement and Amendment shall not preclude the future exercise of any right, remedy, power or privilege available to the undersigned Series A Holders whether under the Series A Notes or otherwise, and shall not be construed or deemed to be a satisfaction, novation, cure, modification, amendment or release of the Series A Notes.

7.           Except as expressly set forth herein, (a) the original terms and conditions of the Series B Notes, as previously amended on July 27, 2007, shall remain in full force and effect; (b) this Agreement and Amendment shall not be deemed to be a waiver, amendment or modification of, or consent to or departure from, any provision of the Series B Notes or to be a waiver of any Event of Default whether arising before or after the date hereof as a result of the transactions contemplated hereby; and (c) this Agreement and Amendment shall not preclude the future exercise of any right, remedy, power or privilege available to the undersigned Series B Holders whether under the Series B Notes or otherwise, and shall not be construed or deemed to be a satisfaction, novation, cure, modification, amendment or release of the Series B Notes.

8.           This Agreement and Amendment (a) constitutes the entire understanding of the parties with respect to the subject matter hereof, and any other prior agreements, whether written or oral, with respect hereto or thereto are expressly superseded hereby; (b) shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws; and (c) shall be binding upon and inure to the benefit of the successors and assigns of the Borrower and the undersigned Series A Holders and the undersigned Series B Holders.

9.           This Agreement and Amendment may be executed in multiple counterparts, each of which shall be deemed an original (but as to each undersigned Holder such counterparts shall constitute one and the same instrument), and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts.

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IN WITNESS WHEREOF, the undersigned Borrower and the undersigned Series A Holders and the Series B Holders have caused this Agreement and Amendment to be executed as of the day first above written.

Borrower:

Matritech, Inc.

By: /s/ Stephen D. Chubb
Name:    Stephen D. Chubb
Title:      Chief Executive Officer

IN WITNESS WHEREOF, the undersigned Borrower and the undersigned Series A Holders and Series B Holders have caused this Agreement and Amendment to be executed as of the day first above written.

Holders:

SDS Capital Group SPC, Ltd., on behalf of its Class D segregated portfolio

By: /s/ Steve Derby_____________________
Name: Steve Derby
Title:	Director
Series A Notes Held: $1,323,333 principal
Series B Notes Held: $1,140,000 principal

ProMed Partners, L.P.

By: /s/ David B. Musket__________________
Name:	David B. Musket
Title:	Managing Director
Series A Notes Held: $131,476 principal
Series B Notes Held: $320,399 principal

ProMed Partners II, L.P.

By: /s/ David B. Musket___________________
Name:	David B. Musket
Title:	Managing Director
Series B Notes Held: $16,816 principal

ProMed Offshore Fund, Ltd.

By: /s/ David B. Musket____________________
Name:	David B. Musket
Title:	Managing Director
Series A Notes Held: $22,539 principal
Series B Notes Held: $48,072 principal

IN WITNESS WHEREOF, the undersigned Borrower and the undersigned Series A Holders and Series B Holders have caused this Agreement and Amendment to be executed as of the day first above written.

ProMed Offshore Fund II, Ltd.

By: /s/ David B. Musket____________________
Name: David B. Musket
Title:	Managing Director
Series A Notes Held: $835,569 principal
Series B Notes Held: $414,713 principal

David B. Musket, Individually

/s/ David B. Musket_______________________
Series A Notes Held: $106,875 principal
Series B Notes Held: $250,000 principal

H&Q Life Science Investors

By: /s/ Daniel R. Omstead__________________
Name:	Daniel R. Omstead
Title:	President
Series A Notes Held: $1,583,333 principal
Series B Notes Held: $1,000,000 principal

The term H&Q Life Sciences Investors is the designation of the Trustees for the time being under a Declaration of Trust dated February 20, 1992, as amended, and all persons dealing with H&Q Life Sciences Investors must look solely to the trust property for the enforcement of any claims against H&Q Life Sciences Investors, and neither the Trustees, officers nor shareholders assume any personal liability for the obligations entered into on behalf of H&Q Life Sciences Investors.